Exhibit 3.2

                                 FIRST RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                    EMT CORP.

         EMT Corp. (the "Corporation") existing pursuant to the Indiana Business Corporation Law, desiring to give notice of corporate action effectuating an Amendment and Restatement of its Articles of Incorporation sets forth the following facts:

                                    ARTICLE I

                              The Restated Articles
                              ---------------------

The exact text of the Corporation's Articles of Incorporation now is as follows:

         "The undersigned incorporator, desiring to form a corporation (the "Corporation") under the provisions of the Indiana Business Corporation Law, as amended (the "Act"), executes the following Articles of Incorporation.


                                    ARTICLE I

                                      Name
                                      ----

        The name of the Corporation is EMT Corp.

                                   ARTICLE II

                                    Purposes
                                    --------

        The purpose for which the Corporation is formed is to engage exclusively in the following activities:

                (a) to acquire, own, hold, service, sell, assign, pledge, release and otherwise deal with private student loans or Federal Family Education Loan Program loans (the "Collateral"), and any proceeds or further rights associated therewith;

                (b) to authorize, execute, issue, sell and deliver, publicly or privately, registered or otherwise, secured or unsecured, recourse or nonrecourse, promissory notes, certificates of interest or other evidences of indebtedness and other instruments (collectively, the "Notes"), as contemplated by the

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agreements referred to in paragraph (c) below and to execute and deliver, and perform its obligations and exercise its rights under, any offering memoranda, prospectuses and registration statements relating to the offer, issuance, sale or exchange from time to time of the Notes;

                (c) to execute and deliver, and perform its obligations and exercise its rights under, the following agreements, as each may be amended, supplemented or otherwise modified from time to time: the Trust Agreement pertaining to Student Loan Asset-Backed Notes issued by the Corporation and the documents and agreements related thereto (the "Operative Documents");

                (d) to establish and maintain deposit accounts;

                (e) to make payments of, when due, principal, interest and premium, if any, on the Notes and to pay the issuance and other costs of the Corporation associated with the issuance and sale of the Notes and the acquisition and servicing of the Collateral and with any remaining monies to invest, and reinvest the proceeds of such investments in investments permitted under the Operative Documents;

                (i) to grant liens and security interests in connection with the issuance of Notes;

                (g) to issue capital stock and to pay dividends and distribute assets to the holders of its capital stock;

                (h) to take any action or to execute, deliver and perform agreements, amendments, waivers, instruments and supplements evidencing, necessitated by or in connection with any and all of the foregoing or any and all of the activities and powers referred to in clause (i) below; and

                (i) to engage in any lawful act or activity and to exercise such powers permitted to corporations organized under the laws of the State of Indiana that are incidental to and necessary or convenient for the accomplishment of the above-mentioned purposes, all in such a manner so as not to be required to register as an investment company under the Investment Company Act of 1940, as amended.


                                   ARTICLE III

                                Authorized Shares
                                -----------------

         The total number of shares which the Corporation shall have authority to issue is 1,000 shares of one class and kind, consisting of 1,000 shares of common stock which have

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unlimited voting rights and are entitled to receive the net assets of the
Corporation upon dissolution.


                                   ARTICLE IV

                             Voting Rights of Shares
                             -----------------------

         Except as otherwise provided in the Act, every shareholder of the Corporation shall have the right, at every shareholders' meeting, to one vote for each share of stock standing in such shareholder's name on the books of the Corporation upon all questions, subject to the limitation set forth in Article VIII hereof, including election of directors, merger, liquidation and the sale of all or substantially all of the assets of the Corporation.


                                    ARTICLE V

                              Conduct of Operations
                              ---------------------

        (a) The Corporation shall maintain operations separate and apart from those - of EFS, Inc. and its Affiliates (as defined below) other than the Corporation (EFS, Inc. and each of its Affiliates other than the Corporation being collectively referred to as the "EFS Entities"), and the Corporation's principal executive offices shall be maintained conspicuously separate and apart from those of each EFS Entity. If such office is leased from any EFS Entity, such lease shall be on terms no more or less favorable than could be obtained elsewhere and such office shall be conspicuously identified as the Corporation's office so it can be easily located by outsiders. The Corporation shall at all times hold itself out to the public (including any creditors of any EFS Entity) under the Corporation's own name and as a separate and distinct corporate entity. All customary formalities regarding the corporate existence of the Corporation, including holding regular meetings of the Board of Directors and its shareholders and maintenance of current minute books, shall be observed. Regular meetings of the Board of Directors shall be held at least quarterly. A quorum of the Board of Directors shall be present in person, and not by means of conference telephone or similar communications equipment, at no less than one meeting each year. For purposes of these Articles of Incorporation, an "Affiliate" means any entity other than the Corporation itself (i) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of the common stock of the Corporation, or which is otherwise in control of the Corporation, (ii) of which 10% or more of the outstanding voting securities are owned beneficially, directly or indirectly, by any entity described in clause
(i) above or (iii) which otherwise controls or is otherwise controlled by any entity described in clause (i) above. For purposes of this definition of Affiliate, the terms "control" and "controlled by" shall have the meaning assigned to them in Rule 405 under the Securities Act of 1933, as amended.

        (b) The Corporation shall have sufficient officers to manage its business and operations. At least one senior officer of the Corporation (who may also be a member of the Board of Directors of the Corporation) shall not be or have been at any time within the

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preceding five years a director, officer, 10 percent or more shareholder or employee of any EFS Entity.

        (c) The Corporation shall prepare and maintain its own separate, full and complete financial statements, accounting records and other corporation books and documents, and shall not commingle any of its money or other assets with the money or assets of any EFS Entity or any other entity. The Corporation shall indicate in such statements, records and documents the separateness of the Corporation's assets and liabilities from the assets and liabilities of any EFS Entity. The Corporation shall prepare unaudited quarterly and audited annual financial statements, and the Corporation's financial statements shall comply with generally accepted accounting principles. Audited annual and unaudited quarterly financial statements shall be distributed to the debt security holders of the Corporation. The Corporation shall maintain its own separate bank accounts, payroll and separate books of account. The Corporation shall retain as its auditors independent certified accountants, provided that such accountants may also serve as auditors of any of the Corporation's Affiliates. The Corporation may contract with an EFS Entity to provide bookkeeping and other administrative services and to provide loan servicing and custody services.

         (d) The Corporation shall act solely in its own corporate name and through its own authorized officers and agents. The Corporation's investment guidelines and criteria shall be established by a majority of the Board of Directors of the Corporation including at least one Special Director. All investments by the Corporation shall be made (i) in the name of the Corporation (except to the extent necessary to perfect a pledge of any such investment by the Corporation) and (ii) directly by the Corporation or by brokers engaged and paid by the Corporation. Assets of the Corporation shall be separately identified and segregated. All of the Corporation's assets shall at all times be held by or on behalf of the Corporation and, if held on behalf of the Corporation by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Corporation. In no event shall any of the Corporation's assets be held on its behalf or otherwise by, or commingled with the assets of, any EFS Entity, except that the Collateral may be serviced pursuant to the Operative Documents.

        (e) Decisions with respect to the Corporation's business and daily operations shall be independently made by the Corporation and will not be dictated by any EFS Entity. All business transactions entered into by the Corporation with any EFS Entity that are permitted shall be on terms and conditions that are consistent with the Operative Documents or that are not more or less favorable to the Corporation than terms and conditions available at the time to the Corporation for comparable transactions with unaffiliated persons and are approved by a majority of the Board of Directors of the Corporation including each Special Director. The Corporation shall not (i) guarantee or assume any liabilities or obligations of any EFS Entity, or (ii) permit any EFS Entity to assume or guarantee any liabilities of the Corporation. The Corporation shall not acquire the obligations or securities of, or make loans or advances to, any EFS Entity; provided, however, that the Corporation may purchase or sell student loans from or to an EFS Entity.

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        (f) The Corporation will directly pay its own liabilities, indebtedness or obligations of any kind including paying its own payroll and operating expenses from its own separate assets. In the event the employees of the Corporation participate in pension, insurance and other benefit plans of any EFS Entity, the Corporation shall on a current basis reimburse such EFS Entity for the Corporation's pro rata share of the costs thereof.

        (g) The Corporation shall maintain its operations so that it is not required to register as an "investment company" under the Investment Company Act of 1940, as amended.

                                   ARTICLE VI

                                     By-Laws
                                     -------

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation ( the "By-Laws"); provide, however, that any action in respect of the By-Laws of the Corporation that bears upon whether the separate corporate identity of the Corporation and each EFS Entity will be respected and the assets of the Corporation not consolidated with those of any EFS Entity under the applicable federal or state bankruptcy or insolvency law must receive the prior consent of each Special Director.


                                   ARTICLE VII

                                    Directors
                                    ---------

         At all times at least one-fourth, and not fewer than one, of the directors of the Corporation shall be Persons (each, a "Special Director") who are not and have not at any time within the preceding five years' been officers, directors, 10 percent or more shareholders or employees of any EFS Entity or the Corporation, a person related to any such person, or a conservator or receiver for any EFS Entity. When voting on matters subject to the vote of the Board of Directors, including those matters specified in Article V hereof, notwithstanding that the Corporation is not then insolvent, each Special Director, to the extent permitted by law, shall take into account the interests of the creditors of the Corporation as well as the interests of the Corporation.


                                  ARTICLE VIII

                                   Limitations
                                   -----------

        The Corporation shall not do any of the following:

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                (a) engage in any business or activity other than as set forth in Article II hereof;

                (b) incur any indebtedness or assume or guarantee indebtedness of any other entity other than in connection with activities permitted under Article V;

                (c) amend, alter, change or repeal Article VII hereof;

                (d) dissolve or liquidate, in whole or in part;

                (e) consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity; or

                (f) without the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including each Special Director, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to the filing of a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of -creditors, or admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt, or take any corporate action in furtherance of any such action.


                                   ARTICLE IX

                                 Indemnification
                                 ---------------

        (a) To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article IX.

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        (b) The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the Act, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

        (c) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter by entitled under any statute, this Certificate of Incorporation, the By-Laws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

        (d) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

        (e) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provision of this Article IX, or the By-Laws, or any other provision of law.

        (f) The provisions of this Article IX shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article IX is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other person intend to be legally bound. No repeal or modification of this Article IX shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

        (g) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article IX shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any

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court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) that such person is not entitled to such indemnification or reimbursement or advancement or expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

        (h) Any Director or officer of the Corporation serving in any capacity
(a) in another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) in any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

        (i) Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article IX may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of the expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

                                    ARTICLE X

                                   Amendments
                                   ----------

        The Corporation shall not, without the prior written consent of all holders of the Common Stock of the Corporation, amend, alter, change or repeal Articles II, V, VII, VIII or this Article X of these Articles of Incorporation. Subject to the foregoing, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that any action in respect of these Articles of Incorporation that affects Articles II V, VII, VIII or this Article X or that otherwise bears upon whether the separate corporate identity of the Corporation and each EFS Entity will be respected and the assets of the Corporation not

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consolidated with those of any EFS Entity under applicable federal or state bankruptcy or insolvency law must receive the prior consent of each Special Director.

                                   ARTICLE XI

                 Initial Registered Office and Registered Agent
                 ----------------------------------------------

        The street address of the Corporation's initial registered office is 2600 One Indiana Square, Indianapolis, Indiana 46204,and the name of its initial registered agent at that office is Robert T. Wildman.


                                   ARTICLE XII

                                  Incorporator
                                  ------------

        The name and address of the incorporator of the Corporation are 0. Wayne Davis, 2600 One Indiana Square, Indianapolis, Indiana 46204.


                                  ARTICLE XIII

                           Manner of Adoption and Vote
                           ---------------------------

        1. Action by Directors. The Board of Directors of the Corporation by unanimous written consent on May 28, 1998 duly adopted a resolution that the provisions and terms of its Articles of Incorporation be amended and restated as set forth in these Restated Articles of Incorporation.

        2. Action by Shareholders. The sole shareholder of the Corporation adopted and approved these Restated Articles of Incorporation by unanimous written consent on May 28, 1998. All 1000 outstanding shares of the Corporation were voted in favor if such action.

        3. Compliance with Legal Requirements. The manner of adoption of these Restated Articles of Incorporation constitutes full legal compliance with the provisions of the Indiana Business Corporation Law, the Articles of Incorporation and the By-Laws of the Corporation.

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         IN WITNESS WHEREOF, the undersigned officer executes the foregoing
First Restated Articles of Incorporation this 28 day of May, 1998 on behalf of the Corporation.

                                                EMT CORP.

                                                By:/s/ John F. Wieczorek
                                                ----------------------------
                                                John F. Wieczorek, President


This Instrument Prepared By     0. Wayne Davis
                                HENDERSON, DAILY, WITHROW & DEVOE
                                2600 One Indiana Square
                                Indianapolis, Indiana 46204
                                (317) 639-4121


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